Exhibit 4.6

EXECUTIVE NETWORK PARTNERING CORPORATION

DESCRIPTION OF SECURITIES

The following summary of the material terms of the securities of Executive Network Partnering Corporation (“we,” “us,” “our” or “the Company”) is not intended to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the period ended December 31, 2020 (the “Report”), and applicable Delaware law. We urge you to read our amendment to the certificate of incorporation, amended and restated certificate of incorporation, and amended and restated bylaws in their entirety for a complete description of the rights and preferences of our securities.

Certain Terms

Unless otherwise stated in this exhibit, or the context otherwise requires, references to:

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“amended and restated certificate of incorporation” are to our certificate of incorporation restated certificate of incorporation in effect as of September 17, 2020 and the first amendment to the amended and restated certificate of incorporation in effect as of March 24, 2021;

•	“Board” are to our board of directors;

•	“Class A shares” are to our shares of Class A common stock, par value $0.0001 per share;

•	“Class B shares” are to our shares of Class B common stock, par value $0.0001 per share;

•	“Class F shares” are to our shares of Class F common stock, par value $0.0001 per share;

•	“common stock” are to our Class A common stock, Class B common stock, and our Class F common stock;

•	“directors” are to our current directors;

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“equity-linked securities” are to any debt or equity securities that are convertible, exercisable or exchangeable for shares of our Class A common stock issued in a financing transaction in connection with our partnering transaction, including but not limited to a private placement of such securities;

•	“founder shares” are to our Class F shares and our Class A shares issued upon the automatic conversion thereof at the time of our partnering transaction as provided herein;

•	“initial stockholders” are to our sponsor and any other holders of our founder shares immediately prior to our initial public offering;

•	“letter agreement” refers to the letter agreement, dated September 15, 2020, by and among, the company, the sponsor and each of the company’s directors and officers;

•	“management” or our “management team” are to our officers;

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“partnering transaction” are to effectuating a merger, share exchange, asset acquisition, share purchase, reorganization or similar partnering transaction with one or more businesses which may be held by one or more third-party sponsors;

•	“performance shares” are to our Class B shares issued to our sponsor;

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“permitted withdrawals” are to the withdrawals permitted to be made by us from the trust account to pay taxes including income and franchise taxes and to withdraw up $100,000 in dissolution expenses in the event we do not complete a partnering transaction within 24 months (or 27 months, as applicable) after the closing of our initial public offering;

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“private placement CAPSTM” are to the private placement shares and warrants issued to our sponsor in a private placement simultaneously with the closing of our initial public offering and upon conversion of working capital loans, if any, which private placement CAPSTM are identical to the CAPSTM sold in our initial public offering, subject to certain limited exceptions as described herein;

•	“private placement shares” are to the shares of Class A common stock sold as part of the private placement CAPSTM;

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“public shares” are to the shares of our Class A common stock sold as part of the CAPSTM in our initial public offering (whether they are purchased in our initial public offering or thereafter in the open market);

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“public stockholders” are to the holders of our public shares, including our sponsor, officers and directors to the extent our sponsor, officers or directors purchase public shares, provided that each of his, her or its status as a “public stockholder” shall only exist with respect to such public shares;

•	“sponsor” are to ENPC Holdings, LLC, a Delaware limited liability company;

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“warrants” or “public warrants” are to our warrants sold as part of the CAPSTM in our initial public offering (whether they are purchased in our initial public offering or thereafter in the open market) and as part of the private placement CAPSTM; and

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“warrant agreement” refers to the warrant agreement, dated September 15, 2020, by and among the company and Continental Stock Transfer & Trust Company, a New York corporation as warrant agent, as amended by the first amendment to the warrant agreement, dated March 24, 2021.

We are a Delaware corporation and our affairs are governed by our amended and restated certificate of incorporation and the General Corporation Law of the State of Delaware (“DGCL”). As of March 24, 2021, pursuant amended and restated certificate of incorporation, which were adopted on September 17, 2020, we are authorized to issue 431,000,000 shares of common stock, $0.0001 par value each, including 380,000,000 shares of Class A common stock, 1,000,000 shares of Class B common stock, and 50,000,000 shares of Class F common stock, as well as 1,000,000 shares of preferred stock, $0.0001 par value each. The following description summarizes certain terms of our capital stock as set out more particularly in our amended and restated certificate of incorporation. Because it is only a summary, it may not contain all the information that is important to you.

CAPSTM

Each CAPSTM has an offering price of $10.00 and consists of one share of Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as described herein. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of the shares of Company’s Class A common stock. This means only a whole warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-fourth, one-half or three-quarters of one warrant to purchase a share of Class A common stock, such warrant will not be exercisable. If a warrant holder holds two-halves of one warrant, such whole warrant will be exercisable for one share of Class A common stock at a price of $11.50 per share. The shares of Class A common stock and warrants comprising the CAPSTM began separate trading on November 6, 2020. Holders of CAPSTM have the option to continue to hold CAPSTM or separate their CAPSTM into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the CAPSTM into shares of Class A common stock and warrants. No fractional warrants will be issued upon the separation of the CAPSTM and only whole warrants will trade. Accordingly, unless you purchase at least four CAPSTM, you will not be able to receive or trade a whole warrant.

Private Placement CAPSTM

The private placement CAPSTM (including the private placement shares, the private placement warrants and shares of Class A common stock issuable upon exercise of such warrants) will not be transferable or salable until 30 days after the completion of our initial partnering transaction business (except, among other limited exceptions) and the private placement warrants included therein will not be redeemable by us so long as they are held by our sponsor or its permitted transferees. Holders of our private placement CAPSTM are entitled to certain registration rights. If we do not consummate a partnering transaction within 24 months (or 27 months, as applicable) from the closing of our initial public offering, the proceeds from the sale of the private placement CAPSTM held in the trust account will be used to fund the redemption of our public shares (subject to the requirements of applicable law) and the private placement CAPSTM (and the underlying securities) will expire worthless. Further, if we seek shareholder approval, we will complete our partnering transaction only if a majority of the common stock, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the partnering transaction. In such case, our sponsor and each member of our management team have agreed to vote their founder shares, performance shares, private placement shares and any public shares purchased during or after our initial public offering in favor of our initial partnering transaction. Otherwise, the private placement CAPSTM are identical to the CAPSTM sold in our initial public offering.

Common Stock

As of March 29, 2021 there were 828,000 founder shares outstanding (after giving effect to a reverse stock split effected July 29, 2020 that reduced the outstanding founder shares from 737,789 shares to 690,000 shares and after giving effect to a forward stock split effected September 17, 2020, that increased the outstanding founder shares from 690,000 shares to 828,000 shares), all of which were held of record by our initial stockholders, so that our initial stockholders will own 5% of our issued and outstanding Class A shares issued in our initial public offering (not including the private placement shares). As of March 29, 2021, after giving effect to the March 24, 2021 2.5-for-1 forward stock split, there were 42,014,000 shares of Class A common stock (including the Class A common stock underlying the CAPSTM issued as part of our initial public offering and the Class A common stock underlying the private placement CAPSTM) and 300,000 performance shares.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of shares of Class A common stock, holders of shares of Class B common stock, and holders of shares of Class F common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law. Holders of performance shares are entitled to vote together with the holders of all other classes of common stock in the election of directors. Unless specified in our amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. In addition, pursuant to our amended and restated certificate of incorporation, the powers, preferences or relative, participating, optional or other special rights of the performance shares or the founder shares, as applicable, may be amended only with the prior vote or written consent of the holders of a majority of the performance shares or the founder shares then outstanding, as applicable, voting separately as a single class. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated certificate of incorporation authorizes the issuance of up to 380,000,000 shares of Class A common stock, if we were to enter into a partnering transaction, we may (depending on the terms of such a partnering transaction) be required to increase the number of shares of Class A common stock which we are authorized to issue at the same time as our stockholders vote on the partnering transaction to the extent we seek stockholder approval in connection with our partnering transaction. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

In accordance with The New York Stock Exchange’s (“NYSE”) corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first full fiscal year end following our listing on the NYSE. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our partnering transaction, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our partnering transaction, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our partnering transaction at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our partnering transaction, including interest earned on the funds held in the trust account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is $10.00 per public share. Our sponsor, officers, and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares they hold in connection with the completion of our partnering transaction. Unlike many special purpose acquisition companies that hold stockholder votes and conduct proxy solicitations in conjunction with their partnering transactions and provide for related redemptions of public shares for cash upon completion of such partnering transactions even when a vote is not required by law, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing our partnering transaction. Our amended and restated certificate of incorporation requires these tender offer documents to contain substantially the same financial and other information about our partnering transaction and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many special purpose acquisition companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our partnering transaction only if a majority of the shares of common stock voted are voted in favor of our partnering transaction. However, the participation of our sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in the Report), if any, could result in the approval of our partnering transaction even if a majority of our public stockholders vote, or indicate their intention to vote, against such partnering transaction. For purposes of seeking approval of the majority of our outstanding shares of common stock, non-votes will have no effect on the approval of our partnering transaction once a quorum is obtained.

If we seek stockholder approval of our partnering transaction and we do not conduct redemptions in connection with our partnering transaction pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our initial public offering without our prior consent, which we refer to as the “Excess Shares,” without our prior consent. However, we would not be restricting our stockholders’ ability to vote all of their shares (including with respect to Excess Shares) for or against our partnering transaction. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our partnering transaction, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete our partnering transaction. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our partnering transaction, our sponsor, officers, and directors have agreed to vote any founder shares and performance shares they hold and any public shares purchased during or after our initial public offering in favor of our partnering transaction. As a result, as of March 29, 2021, in addition to our initial stockholders’ founder shares but excluding shares underlying the private placement CAPSTM, we would need 15,218,001, or approximately 36.8%, of the 41,400,000 public shares sold in our initial public offering to be voted in favor of a partnering transaction (assuming all outstanding shares are voted) in order to have our partnering transaction approved. Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.

Pursuant to our amended and restated certificate of incorporation, if we do not complete our partnering transaction within 24 months (or 27 months, as applicable) from the closing of our initial public offering, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders have entered into agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our partnering transaction within 24 months (or 27 months, as applicable) from the closing of our initial public offering. However, if our initial stockholders or management team acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our partnering transaction within the prescribed time period.

In the event of a liquidation, dissolution, or winding up of the Company after a partnering transaction, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our public stockholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, upon the completion of our partnering transaction, subject to the limitations described herein.

Founder Shares

The founder shares are designated as shares of Class F common stock and, except as described below, are identical to the shares of Class A common stock included in the CAPSTM, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares, private placement shares and public shares they hold in connection with the completion of our partnering transaction, (B) to waive their redemption rights with respect to any founder shares, private placement shares and public shares they hold in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated a partnering transaction within 24 months (or 27 months, as applicable) from the closing of our initial public offering with respect to any other material provisions relating to stockholders’ rights or pre-partnering transaction activity and (C) to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares they hold if we fail to complete our partnering transaction within 24 months (or 27 months, if we have executed a letter of intent, agreement in principle or definitive agreement for our partnering transaction within 24 months) from the closing of our initial public offering, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our partnering transaction within such time period, and (iii) the founder shares are automatically convertible into shares of Class A common stock concurrently with or immediately following the consummation of our partnering transaction on a one-for-two and one-half basis, subject to adjustment as described herein and in our amended and restated certificate of incorporation. If we submit our partnering transaction to our public stockholders for a vote, our initial stockholders have agreed to vote their founder shares, performance shares and any public shares purchased during or after our initial public offering in favor of our partnering transaction.

The founder shares will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of our partnering transaction on a one-for-two and one-half basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with our partnering transaction, the number of shares of Class A common stock issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 5% of the total number of shares of as-converted Class A common stock outstanding after such conversion (including the private placement shares but not including any shares of Class A common stock issuable with respect to performance shares), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the partnering transaction; provided that such conversion of founder shares into shares of Class A common stock will never occur on a less than one-for-two and one-half basis.

The founder shares are entitled to (together with the performance shares) a number of votes representing 20% of our outstanding common stock (not including the private placement shares) prior to the completion of our partnering transaction.

For so long as any founder shares remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the founder shares then outstanding, voting separately as a single class, amend, alter, or repeal any provision of our certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the founder shares. Any action required or permitted to be taken at any meeting of the holders of the founder shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding founder shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all founder shares were present and voted.

Performance Shares

One of our fundamental tenets of CAPSTM is alignment of interests. Hence, we believe that it is important to align interests from an economic perspective in our partnering transaction. As part of the CAPSTM design, we have created an incentive structure which rewards long term performance while also minimizing dilution. We believe that this structure is more in-line with our long-term investment approach and different than existing special purpose acquisition companies. This incentive structure is reflected in the terms of the 300,000 performance shares issued to the sponsor (after giving effect to a forward stock split that increased the performance shares from 120,000 to 300,000 on March 24, 2021).

On the last day of each fiscal year following the consummation of our partnering transaction (and, with respect to any year in which we have a change of control or in which we liquidate, dissolve or wind up, on the business day immediately prior to such event instead of on the last day of such fiscal year), 25,000 performance shares will automatically convert into shares of our Class A common stock (“conversion shares”), as follows:

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If the price per share of our Class A common stock has not exceeded $11.00 for 20 out of 30 consecutive trading days at any time following completion of our partnering transaction, the number of conversion shares for any fiscal year will be 2,500 shares of Class A common stock.

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If the price per share of our Class A common stock exceeded $11.00 for 20 out of any 30 consecutive trading days at any time following completion of our partnering transaction, then the number of conversion shares for any fiscal year will be the greater of:

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20% of the increase in the price of one Class A share, year-over-year but in respect of the increase above the relevant “price threshold” (as defined below), multiplied by the number of shares of Class A common stock outstanding at the close of the partnering transaction, excluding those shares of Class A common stock received by our sponsor through the Class F common stock, divided by the annual volume weighted average price of shares of our Class A common stock for such fiscal year (the “annual VWAP”) and

•	2,500 shares of Class A common stock.

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The increase in the price of our shares of Class A common stock will be based on the annual VWAP for the relevant fiscal year, it being understood that with respect to the 12th fiscal year following our partnering transaction the conversion calculation for the remaining 25,000 performance shares, the calculation described in the immediately preceding bullet will be based on the greater of: (i) the annual VWAP for such fiscal year and (ii) the volume weighted average price of the shares of our Class A common stock over the last 20 trading days for such fiscal year.

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For purposes of the foregoing calculations, the “price threshold” will initially equal $10.00 for the first fiscal year following completion of the partnering transaction and will thereafter be adjusted at the beginning of each subsequent fiscal year to be equal to the greater of (i) the annual VWAP for the immediately preceding fiscal year and (ii) the price threshold for the preceding fiscal year.

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For calculation purposes, the total number of shares of Class A common stock outstanding at the closing of the partnering transaction can be no smaller than 82,800,000 shares of Class A common stock and no greater than 165,600,000 shares of Class A common stock.

•	The foregoing calculations will be based on our fiscal year, which may change as a result of our partnering transaction.

The conversion shares shall be deliverable 10 days following the end of each of the first 12 fiscal years following completion of the partnering transaction.

The price threshold for a particular fiscal year will be reduced by the dividends per share of Class A common stock paid in such fiscal year.

Upon a change of control occurring after our partnering transaction (but not in connection with our partnering transaction), holders of the performance shares shall receive cash the amount of which is the greater of: (a) the value of approximately 8,280,000 shares of Class A common stock at the time of the announcement of the change of control or (b) $82,800,000. Such calculation shall decrease by 1/12 each year based on the number of days that have occurred during the fiscal year divided by 360.

A change of control is the occurrence of any one of the following after our partnering transaction (but not in connection with our partnering transaction) if any of the following occurs: (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their respective employee benefit plans, (A) has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common stock representing more than 50% of the voting power of the common stock and (B) has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing that an event described in clause (A) has occurred; provided, however, that a “person” or “group” shall not be deemed a beneficial owner of, or to own beneficially, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” or any of their affiliates until such tendered securities are accepted for purchase or exchange thereunder; (b) the consummation of (A) any recapitalization, reclassification or change of the common stock (other than a change from no par value to par value, a change in par value or a change from par value to no par value, or changes resulting from a subdivision or combination) as a result of which all of the common stock would be converted into, or exchanged for, stock, other securities, or other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which all of the Class A common stock will be converted into cash, securities or other property or assets (including any combination thereof); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our or our consolidated assets, taken as a whole, to any person or entity (other than one of our the wholly owned subsidiaries); provided, however, that a transaction described in clauses (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving entity immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a change of control pursuant to this clause (b); (c) our stockholders approve any plan or proposal for our liquidation or dissolution (other than a liquidation or dissolution that will occur contemporaneously with a transaction described in clause (b)(B) above); or (d) our common stock ceases to be listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); provided, however, that a transaction or transactions described in clauses (a) or (b) above shall not constitute a change of control, if at least 90% of the consideration received or to be received by the holders of our common stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the equity interests in which the performance shares convert into.

For so long as any performance shares remain outstanding, including prior to our partnering transaction, in connection with our partnering transaction, or following our partnering transaction, we may not, without the prior vote or written consent of the holders of a majority of the performance shares then outstanding, voting separately as a single class, (A) amend, alter or repeal any provision our amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock, (B) change our fiscal year, (C) increase the number of directors on the Board, (D) pay any dividends or effect any split on any of our capital stock, (E) adopt any stockholder rights plan, (F) acquire any entity or business with assets at a purchase price greater than 10% or more of our total assets measured in accordance with generally accepted accounting principles in the United States or the accounting standards then used by us in the preparation of our financial statements or (G) issue any Class A shares in excess of 20% of our then outstanding Class A shares or that would otherwise require a stockholder vote pursuant to the rules of the stock exchange on which the Class A shares are then listed. Any action required or permitted to be taken at any meeting of the holders of performance shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all performance shares were present and voted.

The performance shares are entitled to (together with the founder shares) a number of votes representing 20% of our outstanding common stock (not including the private placement shares) prior to the completion of our partnering transaction.

Sponsor Lockup

Founder Shares

Our sponsor has agreed not to transfer, assign or sell any of their founder shares until the 180 days following our partnering transaction earlier to occur of: (i) 180 days after the completion of our partnering transaction and (ii) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction after our partnering transaction that results in all of our stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances as described herein. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any founder shares.

Performance shares and Class A common stock delivered upon conversion thereof

In addition, our sponsor has agreed not to transfer, assign or sell (i) any of their performance shares except to any permitted transferees which will be subject to the same restrictions and other agreements of our sponsor with respect to any founder shares, and (ii) and of their Class A common stock deliverable upon conversion of the performance shares for three years following the completion of our partnering transaction.

We refer to such transfer restrictions throughout this exhibit as the lock-up.

Preferred Stock

Our amended and restated certificate of incorporation authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is authorized to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring, or preventing a change of control of us or the removal of existing management. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our initial public offering and 30 days after the completion of our partnering transaction, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants have been issued upon the separation of the CAPSTM and only whole warrants are trading. Accordingly, unless you purchase at least four CAPSTM, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our partnering transaction, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and we have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a CAPSTM containing such warrant will have paid the full purchase price for the CAPSTM solely for the share of Class A common stock underlying such CAPSTM.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our partnering transaction, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of our partnering transaction, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash

Once the warrants become exercisable, we may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding, and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our shares of Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the shares of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our partnering transaction. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement CAPSTM and their permitted transferees would still be entitled to exercise their private placement CAPSTM for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Adjustment to exercise price

If the number of outstanding shares of Class A common stock is increased by a share capitalization payable in shares of Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to all or substantially holders of common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) and (ii) the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all holders of shares of Class A common stock on account of such shares of Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) annual cash dividends in excess of $1.25 per share, (c) to satisfy the redemption rights of the holders of shares of Class A common stock in connection with a proposed partnering transaction or certain amendments to our certificate of incorporation including an extension of the time period in which we must complete a partnering transaction, or (d) in connection with the redemption of our public shares upon our failure to complete our partnering transaction, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our partnering transaction, at an issue price or effective issue price of less than $23.00 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our partnering transaction on the date of the consummation of our partnering transaction (net of redemptions), and (z) the volume weighted average trading price of our shares of Class A common stock during the 20 trading day period starting on the trading day after the day on which we consummate our partnering transaction (such price, the “Market Value”) is below $23.00 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 110% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants for cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of shares of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

Other provisions

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement, (ii) adjusting the provisions relating to cash dividends on shares of common stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then outstanding public warrants that vote to amend the warrant agreement, after at least 10 days’ notice that an amendment is being sought, is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. On March 24, 2021, a warrant agreement amendment was approved effectuating a forward split of two and one-half warrants for every outstanding warrant. You should review a copy of the warrant agreement, which is filed as an exhibit to the Report, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Voting limitation

The warrant agreement provides that no holder may vote more than 15% of the outstanding public warrants (measured on a beneficial basis and including such holder’s affiliates) unless consented to by us in writing to the warrant agent. In order to vote a public warrant, the beneficial owner thereof must identify itself and must represent that it together with its affiliates is not voting (on a beneficial basis) more than 15% of the outstanding public warrants based on the most recent disclosure by us in a filing with the SEC of the outstanding amounts of public warrants unless we allow a holder to vote greater than 15%.

Private Placement Warrants

The private placement warrants (including the shares of Class A common stock issuable upon exercise of the private placement CAPSTM) are not transferable, assignable or salable until 30 days after the completion of our partnering transaction (except, among other limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement CAPSTM) and they are not redeemable by us for cash so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this exhibit, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the CAPSTM sold in our initial public offering. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the CAPSTM sold in our initial public offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our shares of Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the shares of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a partnering transaction. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended partnering transaction, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into private placement CAPSTM of the post partnering transaction entity at a price of $10.00 per private placement CAPSTM at the option of the lender (which CAPSTM will immediately split into Class A shares and warrants). Such warrants would be identical to the private placement warrants.

Our initial stockholders have agreed not to transfer, assign or sell any of the private placement warrants (including the shares of Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our partnering transaction, except that, among other limited exceptions, transfers can be made to our officers and directors and other persons or entities affiliated with the sponsor.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a partnering transaction. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a partnering transaction. The payment of any cash dividends subsequent to a partnering transaction will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation contains certain requirements and restrictions relating to our initial public offering that applies to us until the completion of our partnering transaction. These provisions cannot be amended without the approval of the holders of 65% of our common stock. Our initial stockholders, who will collectively beneficially own 5% of our Class A common stock issued in our initial public offering, may participate in any vote to amend our amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

•

If we do not complete our partnering transaction within 24 months (or 27 months, as applicable) from the closing of our initial public offering, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and in all cases subject to the requirements of other applicable law;

•

Prior to our partnering transaction, we may not issue additional securities that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote as a class with our public shares (a) on our partnering transaction or (b) to approve an amendment to our amended and restated certificate of incorporation to (x) extend the time we have to consummate a partnering transaction beyond 24 months (or 27 months, as applicable) from the closing of our initial public offering or (y) amend the foregoing provisions;

•

Although we do not intend to enter into a partnering transaction with a partnering candidate that is affiliated with our sponsor, our directors or our executive officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or an independent accounting firm that such a partnering transaction is fair to our company from a financial point of view;

•

If a stockholder vote on our partnering transaction is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our partnering transaction which contain substantially the same financial and other information about our partnering transaction and the redemption rights as is required under Regulation 14A of the Exchange Act. Whether or not we maintain our registration under the Exchange Act or our listing on the NYSE, we will provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;

•

So long as we obtain and maintain a listing for our securities on the NYSE, the NYSE rules require that we must complete one or more partnering transactions having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the taxes payable on the interest earned on the trust account) at the time of the agreement to enter into the partnering transaction;

•

If our stockholders approve an amendment to our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our partnering transaction within 24 months (or 27 months, as applicable) after the completion of our initial public offering, or with respect to any other material provisions relating to stockholders’ rights or pre-partnering transaction activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to the limitations described herein; and

•	We will not effectuate our partnering transaction solely with another blank check company or a similar company with nominal operations.

In addition, our amended and restated certificate of incorporation provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

We have opted out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that Solamere Capital, LLC, the sponsor and their respective affiliates, any of their respective direct or indirect transferees of at least 15% of our outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

Our amended and restated certificate of incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

Our amended and restated certificate of incorporation requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the U.S. federal district courts shall have exclusive jurisdiction, unless we consent otherwise. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that the exclusive forum provision applies to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America is the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by Written Consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our founder shares and our performance shares.

Classified Board of Directors

Our board of directors is initially divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Securities Eligible for Future Sale

As of March 29, 2021, we have 42,014,000 shares of Class A common stock issued and outstanding on an as-converted basis (after giving effect to the forward stock split effected on March 24, 2021 that increased the number of Class A common stock from 16,805,600 to 42,014,000). Of these shares, the shares of Class A common stock sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A common stock purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the outstanding founder shares, all of the outstanding private placement CAPSTM, all of the outstanding performance shares, and the securities underlying the foregoing, will be restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the shares of Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders are able to sell their founder shares and our sponsor is able to sell its private placement CAPSTM and the securities underlying the foregoing, pursuant to Rule 144 without registration one year after we have completed our initial partnering transaction.

Registration and Shareholder Rights

The holders of the founder shares, performance shares, private placement shares or private placement warrants underlying private placement CAPSTM, and private placement CAPSTM that may be issued upon conversion of working capital loans (and any shares of Class A common stock issuable upon the exercise of the private placement warrants that are part of the private placement CAPSTM, and CAPSTM may be issued upon conversion of working capital loans and upon conversion of the founder shares and the performance shares) are entitled to registration rights pursuant to the registration and shareholder rights agreement, requiring us to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our partnering transaction. We will bear the expenses incurred in connection with the filing of any such registration statements. Pursuant to the registration and shareholder rights agreement, our sponsor, upon and following consummation of an initial partnering transaction, will be entitled to nominate three individuals for election to our board of directors, as long as the sponsor holds any securities covered by the registration and shareholder rights agreement.

Listing of Securities

Our CAPSTM, shares of Class A common stock and warrants are each traded on the NYSE under the symbol “ENPC.U,” “ENPC,” and “ENPC WS,” respectively. Our CAPSTM commenced public trading on September 16, 2020. Our shares of Class A common stock and warrants began separate trading on November 6, 2020.